SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 3)

PRIMO WATER corpORATION

(Name of Issuer)

Common Stock, $0.001 Par Value Per Share

(Title and Class of Securities)

74165N105

(CUSIP Number)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 74165N105	Page 2 of 13 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. 13-3688497
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒ Reporting Person is affiliated with other persons
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Less than 5% of the number of outstanding shares of any class of capital stock.
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 5% of the number of outstanding shares of any class of capital stock.
12	TYPE OF REPORTING PERSON PN

CUSIP No. 74165N105	Page 3 of 13 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I 13-3953291
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒ Reporting Person is affiliated with other persons
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Less than 5% of the number of outstanding shares of any class of capital stock.
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 5% of the number of outstanding shares of any class of capital stock.
12	TYPE OF REPORTING PERSON PN

CUSIP No. 74165N105	Page 4 of 13 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD. (No IRS Identification No.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒ Reporting Person is affiliated with other persons
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Less than 5% of the number of outstanding shares of any class of capital stock.
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 5% of the number of outstanding shares of any class of capital stock.
12	TYPE OF REPORTING PERSON CO

CUSIP No. 74165N105	Page 5 of 13 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒ Reporting Person is affiliated with other persons
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Less than 5% of the number of outstanding shares of any class of capital stock.
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 5% of the number of outstanding shares of any class of capital stock.
12	TYPE OF REPORTING PERSON EP

CUSIP No. 74165N105	Page 6 of 13 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS WYNNEFIELD CAPITAL MANAGEMENT, LLC 13-4018186
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒ Reporting Person is affiliated with other persons
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Less than 5% of the number of outstanding shares of any class of capital stock.
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 5% of the number of outstanding shares of any class of capital stock.
12	TYPE OF REPORTING PERSON OO

CUSIP No. 74165N105	Page 7 of 13 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS WYNNEFIELD CAPITAL, INC. 13-3688495
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒ Reporting Person is affiliated with other persons
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Less than 5% of the number of outstanding shares of any class of capital stock.
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 5% of the number of outstanding shares of any class of capital stock.
12	TYPE OF REPORTING PERSON CO

CUSIP No. 74165N105	Page 8 of 13 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS NELSON OBUS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒ Reporting Person is affiliated with other persons
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Less than 5% of the number of outstanding shares of any class of capital stock.
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 5% of the number of outstanding shares of any class of capital stock.
12	TYPE OF REPORTING PERSON IN

CUSIP No. 74165N105	Page 9 of 13 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS JoSHUA Landes
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒ Reporting Person is affiliated with other persons
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER Less than 5% of the number of outstanding shares of any class of capital stock.
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Less than 5% of the number of outstanding shares of any class of capital stock.
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 5% of the number of outstanding shares of any class of capital stock.
12	TYPE OF REPORTING PERSON IN

CUSIP No. 74165N105	Page 10 of 13 Pages

Item 1(a).	Name of Issuer:

Primo Water Corporation

Item 1(b).	Address of Issuer's Principal Executive Offices:

104 Cambridge Plaza Drive, Winston-Salem, NC 27104

Item 2(a).	Name of Person Filing:

Wynnefield Partners Small Cap Value, L.P. (“Partners”)

Wynnefield Partners Small Cap Value, L.P. I (“Partners I”)

Wynnefield Small Cap Value Offshore Fund, Ltd. (the “Fund”)

Wynnefield Capital, Inc. Profit Sharing Plan (the “Plan”)

Wynnefield Capital Management, LLC (“WCM”)

Wynnefield Capital, Inc. (“WCI”)

Nelson Obus

Joshua Landes

Item 2(b).	Address of Principal Business Office or, if None, Residence: 450 Seventh Avenue, Suite 509, New York, New York 10123
Item 2(c).	Citizenship:

Partners and Partners I are Delaware limited partnerships.

The Fund and WCI are Cayman Islands companies.

WCM is a New York limited liability company.

The Plan is a Delaware corporation.

Mr. Obus and Mr. Landes are United States citizens.

CUSIP No. 74165N105	Page 11 of 13 Pages

Item 2(d).	Title of Class of Securities:

Common Stock, $0.001 Par Value Per Share.

Item 2(e).	CUSIP Number:

74165N105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer registered under Section 15 of the Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Act.

(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act.

(d)	☐	Investment Company registered under Section 8 of the Investment Company Act.

(e)	☑	Investment Adviser registered in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c) (14) of the Investment Company Act of 1940.

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this Statement is filed pursuant to Rule 13d-1(c), check this box ☐.

CUSIP No. 74165N105	Page 12 of 13 Pages

Item 4.	Ownership.

	(a)	Amount beneficially owned by all Reporting Persons: Less than 5% of the number of outstanding shares of any class of capital stock.

	(b)	Percent of Class: Less than 5% of the number of outstanding shares of any class of capital stock.

	(c)	Number of Shares as to which the Reporting Persons have:

		(i)	Sole power to vote or to direct the vote: Less than 5% of the number of outstanding shares of any class of capital stock.

		(ii)	Shared power to vote or to direct the vote: 0

		(iii)	Sole power to dispose or to direct the disposition of: Less than 5% of the number of outstanding shares of any class of capital stock.

		(iv)	Shared Power to dispose or to direct the disposition of: 0

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.☑.

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 2(a)-(c).

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 74165N105	Page 13 of 13 Pages

SIGNATURE

Date: February 16, 2016	WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

	By:	Wynnefield Capital Management, LLC, General Partner

		By:	/s/ Nelson Obus
Nelson Obus, Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

	By:	Wynnefield Capital Management, LLC, General Partner

		By:	/s/ Nelson Obus
Nelson Obus, Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

	By:	Wynnefield Capital, Inc.

		By:	/s/ Nelson Obus
Nelson Obus, President

WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN

		By:	/s/ Nelson Obus
Nelson Obus, Portfolio Manager

WYNNEFIELD CAPITAL MANAGEMENT, LLC

		By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD CAPITAL, INC.

		By:	/s/ Nelson Obus
Nelson Obus, President

/s/ Nelson Obus
Nelson Obus, Individually

/s/ Joshua Landes
Joshua Landes, Individually